                                                                    EXHIBIT 12.1

                          CHARTER COMMUNICATIONS, INC.

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION

                                       CHARTER COMMUNICATIONS
                                      PROPERTIES HOLDINGS, LLC        CHARTER COMMUNICATIONS, INC.
                                    ----------------------------   ----------------------------------
                                                         1/1/98    12/24/98
                                                        THROUGH    THROUGH
                                     1996      1997     12/23/98   12/31/98     1999         2000
                                    -------   -------   --------   --------   ---------   -----------
                                           (IN THOUSANDS)                    (IN THOUSANDS)
EARNINGS
Loss before income taxes and
  minority interest...............  $(2,723)  $(4,623)  $(17,222)  $(5,277)   $(637,806)  $(2,054,945)
Fixed Charges.....................    4,442     5,160     17,347     2,390      480,649     1,063,868
                                    -------   -------   --------   -------    ---------   -----------
Earnings..........................  $ 1,719   $   537   $    125   $(2,887)   $(157,157)  $  (991,077)
                                    =======   =======   ========   =======    =========   ===========
FIXED CHARGES
Interest Expense..................  $ 4,415   $ 4,997   $ 17,010   $ 2,353    $ 467,499   $ 1,033,505
Amortization of Debt Costs........       --       123        267        --       10,300        25,625
Interest Element of Rentals.......       27        40         70        37        2,850         4,738
                                    -------   -------   --------   -------    ---------   -----------
Total Fixed Charges...............  $ 4,442   $ 5,160   $ 17,347   $ 2,390    $ 480,649   $ 1,063,868
                                    =======   =======   ========   =======    =========   ===========
Ratio of Earnings to Fixed
  Charges(1)......................       --        --         --        --           --            --
                                    =======   =======   ========   =======    =========   ===========

---------------
(1) Earnings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998 and for the years ended December 31, 1999 and 2000 were insufficient to cover fixed charges by $2,723, $4,623, $17,222, $5,277, $637,806 and $2,054,945, respectively. As a result of such deficiencies, the ratios are not presented.